     Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Third Quarter 2016 Results

JOHANNESBURG, May 5, 2016 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the third quarter of fiscal 2016.

•	Q3 2016 Revenue of $134.7 million, a constant currency increase of 20%;
•	Q3 2016 FEPS of $0.43, which includes an adverse impact of $2.1 million, or $0.045 per share, attributable to taxes;
•	Repurchase of 1,328,699 shares of Net1 common stock for approximately $12.7 million.

Summary Financial Metrics

	Three months ended March 31,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	134,736	151,121	(11%	)	20%
GAAP net income	18,420	24,358	(24%	)	2%
Fundamental net income (1)	19,787	26,519	(25%	)	1%
GAAP earnings per share ($)	0.40	0.52	(24%	)	2%
Fundamental earnings per share ($) (1)	0.43	0.57	(25%	)	1%
Fully-diluted shares outstanding (‘000’s)	46,430	46,739	(1%	)
Average period USD/ ZAR exchange rate	15.82	11.74	35%

	Nine months ended March 31,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	439,490	461,693	(5%	)	20%
GAAP net income	58,098	70,821	(18%	)	4%
Fundamental net income (1)	65,978	80,985	(19%	)	3%
GAAP earnings per share ($)	1.24	1.51	(18%	)	4%
Fundamental earnings per share ($) (1)	1.41	1.73	(18%	)	3%
Fully-diluted shares outstanding (‘000’s)	47,074	46,907	-		-
Average period USD/ ZAR exchange rate	14.17	11.23	26%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q3 2016 and Q3 2015 results

  Unfavorable impact from the strengthening of the U.S. dollar against primary functional currencies: The U.S. dollar appreciated by 35% against the ZAR and 9% against the KRW during Q3 2016, which negatively impacted our reported results;
  Continued growth in airtime revenue and transaction fees: We continued to grow our financial inclusion services offerings during Q3 2016, which has resulted in higher revenues and operating income, primarily from more sales of low-margin prepaid airtime and an increase in transaction fees;
  Ongoing contributions from EPE and Smart Life and expansion of branch network: Our EPE and Smart Life offerings contributed to an increase in revenue in ZAR, as well as an associated increase in establishment costs for our branch network;
  Gain on acquisition of T24: We recognized a fair value adjustment gain of $1.9 million related to the acquisition of T24. We accounted for T24 as an equity method investment prior to obtaining control and recognized a gain arising from the consolidation and purchase accounting adjustments related to the T24 acquisition;
  Tax impact of dividends from South African subsidiary: Our income tax expense includes approximately $2.1 million related to the tax impact, including withholding taxes, resulting from further distributions from our South African subsidiary during fiscal 2016, which helped reduce the impact of a weakened ZAR on our reported cash balances. The conversion of a significant portion of our ZAR cash reserves to USD has again negatively impacted our interest income due to the material difference between ZAR and USD deposit rates; and
  Q3 2015 results include a refund related to Korean industry-wide litigation: Our results for Q3 2015 were positively impacted by a refund of $1.7 million that had been paid several years ago in connection with industry- wide litigation that has now been finalized.

“We have made measurable strides on our international expansion initiatives over the past few months, given new ZAZOO project launches in the UK and India, becoming a certified third-party processor in Europe, conclusion of our strategic investment by the IFC, and acquisitions that will allow us to own a larger share of the value chain as we pursue opportunities globally,” said Serge Belamant, Chairman and CEO of Net1. “Meanwhile in South Africa, our core new offerings such as EasyPay Everywhere, financial services and ZAZOO continue to scale. Given the building blocks we have put in place and partnerships with multinationals like IFC and MasterCard, we are confident that fiscal 2017 will be a watershed year for Net1 as it relates to building a sizeable and sustainable international business,” he concluded.

“Similar to Q2, we converted a meaningful further portion of our South African cash reserves to USD in Q3, in order to limit the impact of the ongoing volatility of the ZAR,” said Herman Kotze, Chief Financial Officer of Net1. “This resulted in withholding and other tax-related adjustments, as well as lower tax-effected interest income due to the differential between ZAR and USD deposit rates, of approximately $0.05 to our EPS for Q3 2016. The impact of all these distributions during the year for fiscal 2016, is estimated to have an adverse impact of $0.18 on our fundamental EPS. As a result, for fiscal 2016, we now expect fundamental earnings per share of at least $2.40 using our constant currency base of ZAR 11.43/ $1 and a share count of 46.7 million shares. However, the IFC transaction, which is expected to close on May 11, 2016, will result in the issuance of 9.98 million shares. We therefore anticipate our Q4 2016 weighted average share count to be approximately 51.1 million shares (and YY for fiscal 2016?),” he concluded.

Closing of transaction with IFC parties for the issue of approximately 10 million shares for $107.7 million

All the closing conditions for the share subscription transaction with the International Finance Corporation (“IFC”) and three funds managed by IFC Asset Management Company (together with IFC, the “IFC Parties”), as announced on April 11, 2016, have been met and approval of same has been received from the IFC Parties. Pursuant to the terms of the subscription agreement, the transaction is expected to close on May 11, 2016. The IFC Parties have agreed to subscribe for 9.98 million shares of our common stock at a subscription price of $10.79 per share, for total proceeds of $107.7 million. The subscription price represented a 20.6% premium over the closing price of our shares on Nasdaq on April 8, 2016 (the trading day before the agreement was concluded). The IFC Parties will have an 18% interest in our company following closing of the transaction. We will use the proceeds of the investment primarily for the expansion of our business and technological solutions in emerging markets across the globe.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $50.6 million in Q3 2016, down 13% compared with Q3 2015 in USD, but 18% higher on a constant currency basis. In ZAR, the increase in segment revenue and operating income was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, more low-margin transaction fees generated from card holders using the South African National Payment System, increased inter-segment transaction processing activities, and a modest increase in the number of social welfare grants distributed. Our operating income margin for Q3 2016 and 2015 was 26% and 23%, respectively, and was higher primarily due to higher EPE revenue as a result of increased ATM transactions, an increase in inter-segment transaction processing activities, an increase in the number of beneficiaries paid in Q3 2016 and a modest increase in the margin of transaction fees generated from cardholders using the South African National Payment System, partially offset by annual salary increases granted to our South African employees.

International transaction processing

Segment revenue was $40.6 million in Q3 2016, up 6% compared with Q3 2015 in USD, and up 43% on a constant currency basis. Revenue increased in constant currency primarily due to higher transaction volume at KSNET during Q3 2016 and the inclusion of T24 from January 2016. Operating income during Q3 2016 was lower due to an increase in depreciation expenses at KSNET and ongoing ZAZOO start-up costs in the UK and India, but was partially offset by increase in revenue contribution from KSNET and a positive contribution by T24 and XeoHealth. Operating income and operating income margin for Q3 2015, was positively impacted by a refund of approximately $1.7 million that had been paid several years ago in connection with industry-wide litigation. Operating income margin for Q3 2016 and 2015 was 12% and 17%, respectively.

Financial inclusion and applied technologies

Segment revenue was $54.3 million in Q3 2016, down 19% compared with Q3 2015 in USD and up 9% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue and operating income increased primarily due to higher prepaid airtime and other value-added services sales, and, in ZAR, an increase in inter-segment revenues, offset by fewer ad hoc terminal and card sales and lower lending service fees. Operating income for Q3 2016, was also adversely impacted by establishment costs for Smart Life and expansion of our branch network as well as an increase in inter-segment charges. Operating income margin for the Financial inclusion and applied technologies segment was 21% and 27%, respectively, during Q3 2016 and 2015, and has decreased primarily due to establishment costs for Smart Life, expansion of our branch network, annual salary increases for our South African employees and an increase in inter-segment charges.

Corporate/eliminations

Our corporate expenses have decreased primarily due to the impact of the stronger USD on goods and services procured in other currencies, primarily the ZAR, the gain related to the acquisition of T24 and lower amortization costs, partially offset by modest increases in USD denominated goods and services purchased from third parties and directors’ fees.

Cash flow and liquidity

At March 31, 2016, we had cash and cash equivalents of $123.3 million, down from $117.6 million at June 30, 2015. The increase in our cash balances from June 30, 2015, was primarily due to the expansion of all of our core businesses, partially offset by the strengthening of the U.S. dollar against our primary functional currencies, repurchase of shares of our common stock, provisional tax payments, acquisitions and capital expenditures.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the increase in cash from operating activities resulted from improved trading activity during fiscal 2016. Capital expenditures for Q3 2016 and 2015 were $8.1 million and $6.3 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea and ATMs in South Africa. During Q3 2016, we acquired 1,328,699 shares of our common stock for approximately $12.7 million. In addition, we exercised our rights under the Finbond Group Limited, or Finbond, rights offer and paid approximately $8.9 million (ZAR 136.1 million) for 40,733,723 shares. We also paid approximately $1.7 million, net of cash received, for approximately 56% of T24’s ordinary shares that we did not previously own.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses as well as, in fiscal 2016, a fair value gain resulting from the acquisition of T24 and costs related the IFC transaction and to acquisitions consummated or ultimately not pursued, and in fiscal 2015, a refund ( net of taxes) related to Korean industry-wide litigation that has now been finalized. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, and in fiscal 2016, a fair value gain resulting from the acquisition of T24. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q3 2016 results on May 6, 2016, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 29, 2016.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$134,736	$151,121	$439,490	$461,693

EXPENSE

Cost of goods sold, IT processing, servicing and support	63,266	71,094	219,316	217,274

Selling, general and administration	35,998	38,001	108,007	118,122

Depreciation and amortization	9,281	10,060	29,982	30,391

OPERATING INCOME	26,191	31,966	82,185	95,906

INTEREST INCOME	3,345	4,211	11,284	11,888

INTEREST EXPENSE	852	941	2,880	3,360

INCOME BEFORE INCOME TAX EXPENSE	28,684	35,236	90,589	104,434

INCOME TAX EXPENSE	9,816	10,305	31,306	32,156

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	18,868	24,931	59,283	72,278

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	2	65	578	233

NET INCOME	18,870	24,996	59,861	72,511

LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	450	638	1,763	1,690

NET INCOME ATTRIBUTABLE TO NET1	$18,420	$24,358	$58,098	$70,821

Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.40	$0.52	$1.24	$1.51
Diluted earnings attributable to Net1 shareholders	$0.40	$0.52	$1.23	$1.51

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2016	2015
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$123,269	$117,583
Pre-funded social welfare grants receivable	1,560	2,306
Accounts receivable, net of allowances of – March: $3,538; June: $1,956 (B)	111,637	121,335
Finance loans receivable, net of allowances of – March: $4,587; June: $4,227	43,596	40,373
Inventory	11,555	12,979
Deferred income taxes	5,777	7,298
Total current assets before settlement assets	297,394	301,874
Settlement assets	484,535	661,916
Total current assets	781,929	963,790
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of –
March: $106,200; June: $94,014	56,110	52,320
EQUITY-ACCOUNTED INVESTMENTS	11,259	14,329
GOODWILL	163,338	166,437
INTANGIBLE ASSETS, net of accumulated amortization of – March: $88,760; June: $84,668	41,870	47,124
OTHER LONG-TERM ASSETS, including reinsurance assets (B)	49,299	42,430
TOTAL ASSETS	1,103,805	1,286,430

LIABILITIES
CURRENT LIABILITIES
Accounts payable	14,880	21,453
Other payables	44,748	45,595
Current portion of long-term borrowings	8,752	8,863
Income taxes payable	7,940	6,287
Total current liabilities before settlement obligations	76,320	82,198
Settlement obligations	484,535	661,916
Total current liabilities	560,855	744,114
DEFERRED INCOME TAXES	9,407	10,564
LONG-TERM BORROWINGS	52,269	50,762
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	1,708	2,205
TOTAL LIABILITIES	624,239	807,645
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 45,636,435; June: 46,679,565	64	64
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	224,347	213,896
TREASURY SHARES, AT COST: March: 20,135,140; June: 18,057,228	(238,432)	(214,520)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(184,382)	(139,181)
RETAINED EARNINGS	675,966	617,868
TOTAL NET1 EQUITY	477,563	478,127
NON-CONTROLLING INTEREST	2,003	658
TOTAL EQUITY	479,566	478,785

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,103,805	$1,286,430

(A) – Derived from audited financial statements

(B) – We have restated amounts in our unaudited condensed consolidated balance sheet as at June 30, 2015. We have decreased accounts receivable, net of allowances and increased other long-term assets by approximately $27.4 million. This restatement has no impact on our previously reported consolidated statement of operations, consolidated statements of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$18,870	$24,996	$59,861	$72,511
Depreciation and amortization	9,281	10,060	29,982	30,391
Earnings from equity-accounted investments	(2)	(65)	(578)	(233)
Fair value adjustments	(2,387)	(449)	613	(270)
Interest payable	343	(23)	1,697	1,276
Profit on disposal of property, plant and equipment	(29)	(64)	(113)	(295)
Gain on fair value of T24	(1,909)	-	(1,909)	-
Stock-based compensation charge	954	731	2,645	2,682
Facility fee amortized	34	36	103	170
Decrease (Increase) in accounts receivable, pre- funded social welfare grants receivable and finance loans receivable	15,914	3,379	(15,211)	5,534
Increase in inventory	(340)	(26)	(495)	(2,771)
Increase (Decrease) in accounts payable and other payables	4,009	4,735	1,563	(7,654)
Increase in taxes payable	4,479	7,465	3,444	4,113
Decrease in deferred taxes	(19)	(1,467)	(256)	(2,025)
Net cash provided by operating activities	49,198	49,308	81,346	103,429

Cash flows from investing activities
Capital expenditures	(8,053)	(6,307)	(28,698)	(24,822)
Proceeds from disposal of property, plant and equipment	136	163	753	777
Acquisition of available for sale securities	(8,900)	-	(8,900)	-
Acquisition, net of cash acquired	(1,666)	-	(1,666)	-
Proceeds from sale of business	-	-	-	1,895
Other investing activities	(5)	-	(5)	(29)
Net change in settlement assets	(130,782)	(188,315)	112,047	10,283
Net cash (used in) provided by investing activities	(149,270)	(194,459)	73,531	(11,896)

Cash flows from financing activities
Acquisition of treasury stock	(12,726)	-	(23,912)	(9,151)
Proceeds from issue of common stock	-	791	3,762	1,780
Long-term borrowings utilized	-	798	-	2,976
Repayment of long-term borrowings	676	-	2,107	(14,128)
Sale of equity to non-controlling interest	-	-	-	1,407
Dividends paid to non-controlling interest	-	(1,024)	-	(1,024)
Net change in settlement obligations	130,782	188,315	(112,047)	(10,283)
Net cash provided by (used in) financing activities	118,732	188,880	(130,090)	(28,423)

Effect of exchange rate changes on cash	3,192	(3,708)	(19,101)	(10,780)
Net increase in cash and cash equivalents	21,852	40,021	5,686	52,330
Cash and cash equivalents – beginning of period	101,417	70,981	117,583	58,672
Cash and cash equivalents – end of period	$123,269	$111,002	$123,269	$111,002

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended March 31, 2016 and 2015 and December 31, 2015

								Change – constant
				Change - actual				exchange rate(1)
				Q3 ‘16		Q3 ‘16		Q3 ‘16		Q3 ‘16
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q3 ‘16	Q3 ‘15	Q2 ‘16	Q3‘15		Q2 ‘16		Q3‘15		Q2 ‘16
Revenue:
South African transaction processing	$50,594	$57,999	$52,764	(13%	)	(4%	)	18%		7%
International transaction processing	40,588	38,311	40,836	6%		(1%	)	43%		11%
Financial inclusion and applied technologies	54,286	66,830	65,686	(19%	)	(17%	)	9%		(7%	)
Subtotal: Operating segments	145,468	163,140	159,286	(11%	)	(9%	)	20%		2%
Intersegment eliminations	(10,732)	(12,019)	(9,005)	(11%	)	19%		20%		34%
Consolidated revenue	$134,736	$151,121	$150,281	(11%	)	(10%	)	20%		0%

Operating income (loss):
South African transaction processing	$13,133	$13,218	$12,080	(1%	)	9%		34%		22%
International transaction processing	4,813	6,579	4,240	(27%	)	14%		(1%	)	27%
Financial inclusion and applied technologies	11,469	17,906	13,519	(36%	)	(15%	)	(14%	)	(5%	)
Subtotal: Operating segments	29,415	37,703	29,839	(22%	)	(1%	)	5%		10%
Corporate/Eliminations	(3,224)	(5,737)	(5,060)	(44%	)	(36%	)	(24%	)	(29%	)
Consolidated operating income	$26,191	$31,966	$24,779	(18%	)	6%		10%		18%

Operating income margin (%)
South African transaction processing	26%	23%	23%
International transaction processing	12%	17%	10%
Financial inclusion and applied technologies	21%	27%	21%
Consolidated operating margin	19%	21%	16%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q3 2016 also prevailed during Q3 2015 and Q2 2016.

Nine months ended March 31, 2016 and 2015

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2016		F2016
			vs		vs
Key segmental data, in ’000, except margins	F2016	F2015	F2015		F2015
Revenue:
South African transaction processing	$158,997	176,678	(10%	)	14%
International transaction processing	122,653	121,981	1%		27%
Financial inclusion and applied technologies	187,332	199,558	(6%	)	18%
Subtotal: Operating segments	468,982	498,217	(6%	)	19%
Intersegment eliminations	(29,492)	(36,524)	(19%	)	2%
Consolidated revenue	$439,490	461,693	(5%	)	20%

Operating income:
South African transaction processing	$38,724	39,740	(3%	)	23%
International transaction processing	15,596	19,671	(21%	)	0%
Financial inclusion and applied technologies	41,542	53,340	(22%	)	(2%	)
Subtotal: Operating segments	95,862	112,751	(15%	)	7%
Corporate/Eliminations	(13,677)	(16,845)	(19%	)	2%
Consolidated operating income	$82,185	95,906	(14%	)	8%

Operating income margin (%)
South African transaction processing	24%	22%
International transaction processing	13%	16%
Financial inclusion and applied technologies	22%	27%
Overall operating margin	19%	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year to date of fiscal 2016 also prevailed during the year to date of fiscal 2015.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended March 31, 2016 and 2015

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2016	2015	2016	2015	2016	2015	2016	2015

GAAP	18,420	24,358	0.40	0.52	291,377	285,520	6.29	6.13

Gain resulting from acquisition of T24	(1,909)	-			(30,198)	-
Intangible asset amortization, net .	1,743	2,743			27,586	32,164
Stock-based compensation charge	954	731			15,091	8,584
Transaction costs	545	-			8,621	-
Facility fees for KSNET debt	34	36			538	423
Refund related to litigation
finalized in Korea, net	-	(1,354)			-	(15,899)
US government investigations- related and US lawsuit expenses	-	5			-	59
Fundamental	19,787	26,519	0.43	0.57	313,015	310,851	6.75	6.68

Nine months ended March 31, 2016 and 2015

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2016	2015	2016	2015	2016	2015	2016	2015

GAAP	58,098	70,821	1.24	1.51	823,150	794,973	17.59	17.00

Intangible asset amortization, net .	6,182	8,525			87,588	95,694
Stock-based compensation charge	2,645	2,682			37,475	30,106
Gain resulting from acquisition of T24	(1,909)	-			(27,047)	-
Transaction costs	726	-			10,286	-
US government investigations- related and US lawsuit expenses	133	141			1,884	1,583
Facility fees for KSNET debt	103	170			1,459	1,908
Refund related to litigation finalized in Korea, net	-	(1,354)			-	(15,199)
Fundamental	65,978	80,985	1.41	1.73	934,795	909,065	19.98	19.44

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2016 and 2015

	2016	2015

Net income (USD’000)	18,420	24,358
Adjustments:
Gain resulting from acquisition of T24	(1,909)	-
Profit on sale of property, plant and equipment	(29)	(64)
Tax effects on above	8	18

Net income used to calculate headline earnings (USD’000)	16,490	24,312
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,341	46,561
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,430	46,739
Headline earnings per share:
Basic, in USD	0.36	0.52
Diluted, in USD	0.36	0.52

Nine months ended March 31, 2016 and 2015

	2016	2015

Net income (USD’000)	58,098	70,821
Adjustments:
Gain resulting from acquisition of T24	(1,909)	-
Profit on sale of property, plant and equipment	(113)	(295)
Tax effects on above	32	83

Net income used to calculate headline earnings (USD’000)	56,108	70,609
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,786	46,770
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	47,074	46,907
Headline earnings per share:
Basic, in USD	1.20	1.51
Diluted, in USD	1.19	1.51

Calculation of the denominator for headline diluted earnings per share

	Q3 ‘16	Q3 ‘15	F2016	F2015

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	46,341	46,561	46,786	46,770
Effect of dilutive securities under GAAP	89	178	288	137
Denominator for headline diluted earnings per share	46,430	46,739	47,074	46,907

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.